EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement, Post-Effective Amendment No. 1 on Form S-1 of our report dated March 11, 2020 (which includes an explanatory paragraph relating to the Mudrick Capital Acquisition Corporation’s ability to continue as a going concern), relating to the financial statements of Mudrick Capital Acquisition Corporation, which is contained in that Prospectus. We also consent to the reference to us under the caption “Interest of Named Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
March 29, 2021